Exhibit 99.1

EXPRESSJET ANNOUNCES TENTATIVE AGREEMENTS WITH LABOR UNIONS

           HOUSTON, Oct. 14, 2008 – ExpressJet Holdings, Inc. (NYSE: XJT) announced today that it reached tentative agreements with all four of its labor unions representing the pilots and instructors, mechanics, flight attendants and dispatchers.  Voting is scheduled to be completed by November 1.  If ratified, ExpressJet expects to realize $20 million in labor cost savings needed under the amended capacity purchase agreement with Continental Airlines, Inc. that became effective on July 1, 2008.  The $5 million in remaining labor savings will be provided through wage and benefit reductions, as well as increases in productivity, within the airport services division.

           “I appreciate the hard work that each executive council and negotiating committee put into reaching these tentative agreements,” said ExpressJet’s President and CEO, Jim Ream.  “If ratified, every employee group at ExpressJet will have participated in concessions better enabling us to weather the current economic downturn and focus on developing strategic objectives and conserving cash,” added Ream.

           If ratified, the agreements will become effective immediately and become amendable in December 2010 for pilots and instructors, August 2009 for mechanics, August 2010 for flight attendants and July 2009 for dispatchers.

ExpressJet Background

ExpressJet Holdings operates several divisions designed to leverage the management experience, efficiencies and economies of scale present in its subsidiaries, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operations include capacity purchase for mainline carriers and providing clients customized 50-seat charter options.  ExpressJet Services is the North American partner to three major European original equipment manufacturers and provides composite, sheet metal, interior and thrust reverser repairs throughout five facilities in the United States.  For more information, visit www.expressjet.com.

Forward Looking Statement

            Some of the statements in this document are forward-looking statements that involve a number of risks and uncertainties.  Many factors could affect actual results, and variances from current expectations regarding these factors could cause actual results to differ materially from those expressed in the forward-looking statements.  Some of the known risks that could significantly impact revenues, operating results and capacity include, but are not limited to: the company’s continued dependence on Continental for the majority of its revenue; Continental’s ability to terminate the capacity purchase agreement with the company; potential loss of access to aircraft, facilities and regulatory authorizations, as well as any airport-related services that Continental currently provides to the company; the company’s new operations are less profitable than historical results; certain tax matters; reliance on technology and third-party service providers; flight disruptions as a result of operational matters; regulatory developments and costs, including the costs and other effects of enhanced security measures and other possible regulatory requirements; competition and industry conditions.  Additional information concerning risk factors that could affect the company’s actual results are described in its filings with the SEC, including its 2007 annual report on Form 10-K.  The events described in the forward-looking statements might not occur, or might occur to a materially different extent than described herein.  The company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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